Exhibit 10.3

ADVISOR AGREEMENT
THIS AGREEMENT is between Eugene Scherbakov (“Advisor”) and IPG Photonics Corporation (the “Company” or “Photonics”) (each a “Party” and collectively the “Parties”). Capitalized but undefined terms in this Agreement are defined in the Transition Agreement between Advisor and the Company. This Advisor Agreement is conditioned on the effectiveness of the Transition Agreement between the Advisor and the Company. Photonics and Advisor hereby further agree as follows:
1.    Services. Photonics hereby engages Advisor to provide to Photonics, and Advisor agrees to provide to Photonics under the terms and conditions of this Agreement, advisory services in support of Photonics’ new Chief Executive Officer (“CEO”) and the Board of Directors, to the extent reasonably requested by the new CEO and the Board of Directors, which may include technical, operational and historical insights and advice (collectively, the “Services”). Advisor will promptly reply to requests for advice and consultation. Notwithstanding the foregoing, Advisor will not be expected to provide Services hereunder on a day-to-day basis or expend more than twenty hours per week for the Services.
2.    Term of Agreement; Termination. The Advisor Period (as defined below) shall commence as of the Transition Date (the “Advisor Start Date”) and shall end upon the earliest of (i) termination by the Company for Cause (as defined in the Services Agreement, with all references to employment being read to include this Advisor relationship); (ii) the second anniversary of the Advisor Start Date; (iii) Advisor’s Disability (as defined in Section 409A of the Internal Revenue Code); and (iv) the date of Advisor’s death. Subject to the foregoing sentence, the period of Advisor’s service under this Agreement is the “Advisor Period.”
3.    Compensation. In consideration for the Services, during the Advisory Period:

3.1    During the first 12 months following the Advisor Start Date, Photonics shall pay Advisor an annualized consulting fee of €1,240,000 (converted to dollars at the applicable exchange rate), payable in substantially equal monthly installments over such 12 month period; and

3.2    During the subsequent 12 months, Photonics shall pay Advisor an annualized consulting fee of €800,000 (converted to dollars at the applicable exchange rate), payable in substantially equal monthly installments over such 12 month period;

3.3    Advisor shall continue to vest in Advisor’s awarded and outstanding RSU and PSU grants (in effect as of the Transition Date), subject in all respect to the Equity Documents. To avoid doubt, for the purposes of this Section 3.3, the “Advisor Period” includes the Photonics Board Term.

3.4    Photonics shall pay Advisor an additional cash payment of €393.30 (converted to dollars) per month, to cover Advisor’s out of pocket payments for health insurance premiums as of the Transition Date for the Advisor Period (the “Health Fees”).

Exhibit 10.3

3.5    Photonics shall use reasonable efforts to assign its Laser’s vehicle lease to Advisor. Photonics shall not be responsible for any further expenses or obligations with respect to such vehicle or any obligation to extend the lease. Photonics shall have no obligation to lease or provide a vehicle for Advisor in the United States or Germany during the Advisor Period.

3.6    Neither Photonics nor its affiliates shall be required to provide office space, office equipment or technology to Advisor during the Advisor Period. Advisor shall remove his personal items from company properties within 30 days after the Advisor Start Date. Advisor shall pay for the costs of providing Services, except as may otherwise be agreed in writing.

4.    Warranties and Covenants of Advisor. Advisor represents to Photonics that (i) with respect to any information, know-how, knowledge or data disclosed by Advisor to Photonics in the performance of this Agreement, Advisor has the full and unrestricted right to disclose the same; and (ii) Advisor is free to undertake the Services required by this Agreement, and there is, and shall be, no conflict of interest between Advisor’s performance of this Agreement and any obligation Advisor may have to other parties. Advisor further acknowledges and agrees that while Advisor will receive instruction on the objects and goals for which Advisor is responsible, Photonics has no right to control the manner in which Advisor performs the Services under this Agreement and Advisor is free to perform the in the manner Advisor deems fit and in accordance with recognized standards for such services, provided that Advisor agrees that Advisor only will provide service upon Photonics’ request.
5.    Ongoing Obligations. Advisor agrees that (i) any periods, including post-employment periods, contained in the Ongoing Obligations (as defined in the Transition Agreement) (including, without limitation, Advisor’s noncompetition and nonsolicitation obligations) that would otherwise be (or would otherwise have been) triggered or commence(d) to run as a result of the Transition Date shall instead extend throughout the Advisory Period and for one year thereafter; and (ii) all references under the Ongoing Obligations to Advisor’s employment with the Company or service to any of its subsidiaries shall be read to include this Advisor service relationship.
6.    Independent Contractor. Advisor is not, nor shall Advisor be deemed to be at any time during the Advisor Period, an employee of Photonics, and therefore Advisor shall not be entitled to any benefits provided by Photonics to its employees (including such items as health and disability benefits). Advisor’s status and relationship with Photonics shall be that of an independent contractor and Advisor. Advisor shall not state or imply, directly or indirectly, that Advisor is empowered to bind Photonics without Photonics’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the Parties. Advisor shall be solely responsible for payment of all charges and taxes arising from his or her relationship to Photonics as an independent contractor. Advisor acknowledges that Photonics may not be required to withhold taxes for payment to Advisor and Advisor will consult his tax advisors for advice on tax payments he is required to make.
7.    Indemnification. Advisor agrees to indemnify Photonics and hold it harmless to the extent of any obligation imposed on Photonics (i) to pay withholding taxes or any other

Exhibit 10.3
applicable taxes or (ii) otherwise resulting from Advisor’s being determined not to be an independent contractor.
8.    Confidentiality. Advisor agrees to hold all Confidential Information (as hereinafter defined) of Photonics (or other parties whose Confidential Information Photonics has in its possession under obligations of confidentiality) in trust and strict confidence and, except as may be authorized by Photonics in writing, shall not use for any purpose other than the performance of the Services under this Agreement, nor disclose such Confidential Information to any person, association, company, entity or other organization (whether for profit or not for profit).
As used herein, “Confidential Information” shall mean all knowledge and information which Advisor has acquired or may acquire as a result of, or related to, his or her relationship with Photonics, including but not limited to, information concerning Photonics’s business, finances, operations, strategic planning, research and development activities, products, research developments, improvements, processes, trade secrets, services, cost and pricing policies, formulae, diagrams, schematics, notes, data, memoranda, methods, know-how, techniques, inventions, and marketing strategies. Confidential Information shall also include information received by Photonics from third parties under an obligation of confidentiality. Notwithstanding the foregoing sentence, but subject to Section 10, such Confidential Information does not include (i) information which is or becomes publicly available (except as may be disclosed by Advisor in violation of this Agreement), (ii) information acquired by Advisor from a third-party source other than Photonics or any of its employees, Advisor or shareholders, which source legally acquired such information under no obligation of confidentiality, or (iii) information of a general nature and specifically information regarding Photonics’s business and industry known to Advisor prior to advising Photonics or acquired by Advisor during the Advisor Period by reason of Advisor’s other business activities.
9.    Ownership of Work Product and Enforcement of Intellectual Property. Advisor shall communicate in writing and disclose to Photonics promptly and fully all concepts, ideas, inventions, formulae, algorithms, software code, trade secrets, know-how, technical or business innovations, writings, discoveries, designs, developments, methods, modifications, improvements, processes, databases, computer programs, techniques, graphics or images, audio or visual works or other works of authorship and patents or patent rights created, reduced to practice, or conceived by Advisor during the Advisor Period or for six (6) months thereafter (whether or not patentable or copyrightable and whether made solely by Advisor or jointly with others), which result from the Services that Advisor performs for Photonics or which result from information derived from Photonics or its employees, agents or other Advisors (all of the foregoing herein collectively and individually called “Works”). The Works shall be and remain the sole and exclusive property of Photonics or its nominees whether or not patented or copyrighted and without regard to any termination of this Agreement. The Works and all related Intellectual Property Rights (as hereinafter defined) are being created at the instance of Photonics and shall be deemed to be “works made for hire” under the United States copyright laws, and Advisor hereby does assign and transfer, and to the extent any such assignment cannot be made at present, will assign and transfer, to Photonics and its successors and assigns all of Advisor’s right, title and interest in all Works and all related Intellectual Property Rights. If any Works (or any Intellectual Property Right in or related to such Works or that claim or cover such Works)

Exhibit 10.3
does not qualify for treatment as “works made for hire”, or if Advisor retains any interest therein for any other reason, Advisor hereby assigns and transfers, and will assign and transfer, to Photonics all ownership and interest in such Works and any and all Intellectual Property Rights in and to such Works or that claim or cover any such Works. Advisor will cooperate fully with Photonics, both during and after his or her employment with Photonics, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights related to the Works.
As used herein, “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.
10.    Company Data. Any data or other materials furnished by Photonics for use by Advisor in connection with the Services shall remain the sole property of Photonics and shall be held in trust and confidence by Advisor in accordance with Section 9. Photonics may obtain the return of Photonics data or other materials furnished to Advisor upon written notice to Advisor requesting such return, and in any event Advisor shall promptly return such data or materials upon termination of this Agreement and will not keep or make copies of any such data or materials.
11.    Remedies Upon Breach. Advisor understands that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of Photonics and Advisor considers them to be reasonable for such purpose. Any breach of this Agreement is likely to cause Photonics substantial and irrevocable damage and therefore, in the event of such breach, Photonics, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.
12.    Miscellaneous. This Agreement together with all exhibits hereto, contains the entire understanding of the Parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the Parties relating to the subject matter of this Agreement. Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred by Advisor without the express written consent of Photonics. Photonics may assign this Agreement to its affiliates, successors and assigns. Advisor expressly consents to be bound by the provisions of this Agreement for the benefit of Photonics or any parent, subsidiary or affiliate to whose employ Advisor may be transferred without the necessity that this Agreement be resigned at the time of such transfer. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to its conflict of laws rules. This Agreement may not be modified or amended except in writing signed or executed by Advisor and Photonics. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

Exhibit 10.3
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date last below written.

ADVISOR
/s/ Eugene Scherbakov
Name: Eugene Scherbakov
Address: Auf der Bracht 7 DE-57299
Burbach, Germany
Date: April 25, 2024

PHOTONICS
By: /s/ John Peeler
Name: John Peeler
Title: Chair, Board of Directors
Date: April 25, 2024